EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                     Three Months Ended March 31
                                                     ---------------------------
(Dollars in Millions)                                                      1997
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EARNINGS
  1. Net income ....................................................     $171.8
  2. Applicable income taxes .......................................      101.0
                                                                         ------
  3. Net income before taxes (1 + 2) ...............................     $272.8
                                                                         ======
  4. Fixed charges:
       a. Interest expense excluding interest on deposits ..........     $117.6
       b. Portion of rents representative of interest and
           amortization of debt expense ............................        6.2
                                                                         ------
       c. Fixed charges excluding interest on deposits (4a + 4b) ...      123.8
       d. Interest on deposits .....................................      158.6
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       e. Fixed charges including interest on deposits (4c + 4d) ...     $282.4
                                                                         ======
  5. Amortization of interest capitalized ..........................     $  --
  6. Earnings excluding interest on deposits (3 + 4c + 5) ..........      396.6
  7. Earnings including interest on deposits (3 + 4e + 5) ..........      555.2
  8. Fixed charges excluding interest on deposits (4c) .............      123.8
  9. Fixed charges including interest on deposits (4e) .............      282.4

RATIO OF EARNINGS TO FIXED CHARGES
 10. Excluding interest on deposits (line 6/line 8) ................       3.20
 11. Including interest on deposits (line 7/line 9) ................       1.97
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